UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

VIRIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street, Suite 401 Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 272-4600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	VRDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2022, the board of directors of Viridian Therapeutics, Inc. (the “Company”) appointed Carrie Melvin as Chief Operating Officer of the Company, effective immediately.

Ms. Melvin, age 54, has over 20 years of experience at pharmaceutical and biotechnology companies. She has held roles of increasing responsibility in development and commercial stage companies, including leadership responsibilities for worldwide clinical development operations in oncology and rare diseases. She also has extensive experience leading data management, clinical program management, site management, medical writing, vendor management, and supply chain activities. Prior to joining the Company, from August 2020 to June 2022, Ms. Melvin served as Senior Vice President of Clinical Development Operations at X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a biopharmaceutical company, during which time she led its clinical development operations function. Prior to joining X4 Pharmaceuticals, from March 2019 to July 2020, she served as Vice President of Global Clinical Sciences and Delivery, Oncology at GSK plc (NYSE: GSK), a multinational pharmaceutical company, a role she took on after GSK acquired TESARO, Inc., an oncology-focused company. Prior to the acquisition, from June 2017 to March 2019, she served as Vice President of Clinical Operations at TESARO. During her time at GSK and TESARO, she oversaw clinical development operations for their oncology portfolios, including developing operational strategy and vendor partnerships. Prior to TESARO, from October 2014 to June 2017, Ms. Melvin served as Vice President and Head of Global Clinical Operations at Kura Oncology, Inc. (Nasdaq: KURA), a biotechnology company, where she established and led the clinical operations group. Ms. Melvin received her M.B.A. from the Boston University Questrom School of Business and her B.S.N. degree with highest distinction from the University of Rhode Island.

In connection with her appointment as Chief Operating Officer, Ms. Melvin entered into an employment agreement with the Company (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Ms. Melvin is entitled to an annual base salary of $425,000 (“Base Salary”) and is eligible to receive a sign-on bonus of $60,000. Ms. Melvin will be eligible to earn year-end performance bonuses with a target bonus opportunity of 40% of her Base Salary (“Target Bonus”). In connection with her commencement of employment, she received an initial equity grant of a time-based option to purchase up to 210,000 shares of the Company’s common stock (the “Options”). The Options are issued outside of the Company’s stockholder-approved Amended and Restated 2016 Equity Incentive Plan, in accordance with Nasdaq Listing Rule 5635(c)(4).

If Ms. Melvin’s employment is terminated by the Company without “cause” or she resigns for “good reason” (each, as defined in the agreement) or due to death or by disability (collectively, “Involuntary Termination”), Ms. Melvin will, subject to the execution of a release in favor of the Company, be entitled to receive: (i) an amount equal to twelve months of Base Salary, (ii) credit for an additional twelve months of vesting of the Options, and (iii) up to twelve months of health insurance reimbursement under COBRA. In the event of Ms. Melvin’s Involuntary Termination within one month before or twelve months after a change in control of the Company, Ms. Melvin will instead be entitled to receive the foregoing benefits, provided that the Options will be deemed fully vested as of the date of the Involuntary Termination.

In connection with the Employment Agreement, Ms. Melvin also entered into the Company’s form of Confidential Information, Inventions, Non-Solicitation, and Non-Compete Agreement and form of Indemnification Agreement.

Capitalized terms used in herein, but not defined, shall have the meanings given to them in the Employment Agreement. The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 23, 2022, the Company issued a press release announcing the appointment of Ms. Melvin as Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Carrie Melvin Employment Agreement, dated May 25, 2022

99.1	Press release, dated June 23, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viridian Therapeutics, Inc.

Date: June 23, 2022	By:	/s/ Jonathan Violin
Jonathan Violin
President, Chief Executive Officer, and Director